UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 22, 2018

FEDERAL HOME LOAN BANK OF CHICAGO
(Exact name of registrant as specified in its charter)

Federally chartered corporation	000-51401	36-6001019
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 East Randolph Drive Chicago, Illinois		60601
		(Zip Code)
(Address of principal executive offices)

Registrant's telephone number, including area code:
(312) 565-5700

Former name or former address, if changed since last report:
Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 22, 2018, the Federal Home Loan Bank of Chicago (the “Bank”) executed a new employment agreement (the “Employment Agreement”) between the Bank and its President & CEO, Matthew R. Feldman, which is effective January 1, 2018 (the “Effective Date”). The Bank’s Human Resources & Compensation Committee (the “HR&C Committee”) of the board of directors (the “Board”) received a non-objection letter from the Federal Housing Finance Agency regarding the material terms of the Employment Agreement on May 14, 2018.
The Employment Agreement replaces and supersedes Mr. Feldman’s prior employment agreement, dated as of January 1, 2015, the initial term of which expires on December 31, 2018. As outlined in the Employment Agreement:

a.
The Bank and Mr. Feldman have agreed to a compensation arrangement that continues to closely align the interests of Mr. Feldman with the interests of the members of the Bank and that provides appropriate incentives to Mr. Feldman for the successful performance of his duties; and

b.
The Bank recognizes the valuable services that Mr. Feldman has rendered and desires to be assured that he will continue his active participation in the business of the Bank, subject to the terms of the Employment Agreement, and desires to assure Mr. Feldman that his employment will continue subject to the terms of the Employment Agreement.

The Employment Agreement provides that, unless terminated earlier as provided for in the Employment Agreement, the Bank’s employment of Mr. Feldman will continue from the Effective Date through December 31, 2020 (“Term of the Agreement”).
The Employment Agreement provides for an initial base salary of $940,420, which base salary is effective as of the Effective Date. The HR&C Committee shall review Mr. Feldman’s performance at least annually. Following its review for the 2018 calendar year, the HR&C Committee may recommend that the Board increase Mr. Feldman’s base salary up to $987,440, to be effective January 1, 2019. This shall be the final base salary increase for Mr. Feldman for the Term of the Agreement, the discretion of the Board notwithstanding.
Pursuant to the Employment Agreement, Mr. Feldman remains eligible to participate in the Bank’s President and Executive Team Incentive Compensation Plan, as amended and restated to be effective January 1, 2017 (the “Incentive Plan”). Mr. Feldman is also eligible to participate in the Pentegra Financial Institutions Retirement Fund, Pentegra Defined Contribution Plan for Financial Institutions, and Post-December 31, 2004 Benefit Equalization Plan, effective January 1, 2005 and amended January 1, 2013 (the “BEP”). Under certain circumstances, as further described below, Mr. Feldman is eligible to receive additional benefits under the BEP. For a description of these plans, see “Part III – Item 11 – Executive Compensation – Executive Compensation Discussion & Analysis” in the Bank’s 2017 Annual Report on Form 10-K.

The terms of the Employment Agreement specify that Mr. Feldman is responsible for the payment of all federal, state, and local income and other taxes that may be due with respect to any payments made to him pursuant to the Employment Agreement; provided, however that if any provision of the Employment Agreement would cause Mr. Feldman to incur any additional tax or interest under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or any regulation or guidance promulgated thereunder, then the Bank may reform such provision provided that it shall maintain, to the maximum extent practicable, the original intent of the applicable provision without violating Section 409A of the Code and notify and consult with Mr. Feldman regarding such amendments or modifications prior to the effective date of any change.
Under the terms of the Employment Agreement, in the event that Mr. Feldman’s employment with the Bank is terminated by him through retirement, Mr. Feldman is entitled to receive the following payments and benefits:

1.	all accrued and unpaid salary for time worked as of the date of termination;

2.	all accrued but unutilized vacation time as of the date of termination;

3.	payment of the incentive compensation he would have otherwise been entitled to for:
(i) the total incentive award (both annual and deferral component) under the Incentive Plan, or any successor plan, for the year in which termination occurs, calculated as if all performance targets for the current annual and deferral award period had been met at the target award level and pro-rated based on the number of full months Mr. Feldman was employed during the year of termination, divided by 12, and
(ii) any previously deferred award (50% of the total incentive award) under the Incentive Plan, or any successor plan, not subject to pro-ration or further adjustments based on performance target achievement during the deferral period.
Provided, however that the HR&C Committee may, in its discretion, reduce or eliminate any incentive compensation amounts paid under this item 3 for any of the circumstances set forth in Section 5.3(b)(1)-(3) or (5) the Incentive Plan, or any provision set forth in any successor plan, as applicable,

4.
an additional amount under the Bank’s BEP, equal to the additional annual benefit under Section 3.01 of the BEP, with the benefit calculated as if: (i) Mr. Feldman were three (3) years older than his actual age, (ii) Mr. Feldman had three (3) additional years of service at the same rate of annual compensation in effect for the 12-month period ending on the December 31 that immediately precedes the termination of Mr. Feldman’s employment, and (iii) the BEP continued in effect without change in accordance with its terms as in effect on the date immediately preceding Mr. Feldman’s date of termination, and

5.
participation in the Bank’s retiree health care benefit plans for Mr. Feldman and his spouse, in accordance with the terms of the Federal Home Loan Bank of Chicago Description of Retiree Medical Coverage.

If Mr. Feldman’s employment with the Bank is terminated by resignation, Mr. Feldman will be entitled to the payments in items (1) through (4) above (adding the term “resignation” to the list of bases for eligibility under Section 5.3 of the Incentive Plan, or any successor plan, as applicable). If Mr. Feldman’s employment with the Bank is terminated by the Board for Cause (as defined in the Employment Agreement), Mr. Feldman will be entitled only to the amounts in items (1) and (2) above. If Mr. Feldman’s employment with the Bank is terminated by reason of death or Disability (as defined in the Employment Agreement), or by the Bank other than for Cause, Mr. Feldman will be entitled to the payments in items (1) through (4) above, as well as salary continuation (at the base salary in effect at the time of termination) for a period of one year, and continued participation in the Bank’s employee health care benefit plans for Mr. Feldman and his spouse, in accordance with the terms of the Bank’s severance plan that would be applicable if Mr. Feldman’s employment had been terminated pursuant to such plan (provided, however, the Bank shall continue paying the employer’s portion of Mr. Feldman’s medical and/or dental insurance premiums, if Mr. Feldman participates in either or both programs for one year.)
The Employment Agreement provides that Mr. Feldman will not be entitled to any other compensation, bonus, incentive, or severance pay from the Bank other than those specified above and any vested rights that he has under any pension, thrift, or other benefit plan, excluding the severance plan, and for termination by all means except for Cause, the BEP.
The terms of the Employment Agreement also specify that the right to receive payments under the termination scenarios described above (except for termination by the Board for Cause) are contingent on Mr. Feldman’s compliance with the restrictive covenants, return of property, future cooperation/assistance, and publicity/non-disparagement provisions of the Employment Agreement. Moreover, the right to receive the following payments upon resignation, retirement, Disability, or termination by the Bank other than for Cause, as applicable, are subject to Mr. Feldman’s execution of a general release against the Bank in such form as the Bank shall reasonably require: (i) payments set forth in items (3) and (4) above, (ii) salary continuation for a period of one year, (iii) continued participation in the Bank’s employee health care benefit plans in accordance with the terms of the Bank’s severance plan; and (iv) participation in the Bank’s retiree health care benefit plan in accordance with the terms of the Federal Home Loan Bank of Chicago Description of Retiree Medical Coverage.
The foregoing summary is qualified in its entirety by the terms and conditions set forth in the Employment Agreement, which are incorporated by reference in this Item 5.02. A copy of the Employment Agreement is attached as Exhibit 10.1.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description
10.1	Employment Agreement between the Federal Home Loan Bank of Chicago and Matthew R. Feldman, effective January 1, 2018

Signature(s)

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of Chicago

Date: May 25, 2018	By: /s/ Laura Turnquest
Laura Turnquest Executive Vice President, General Counsel and Corporate Secretary